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                                                                    EXHIBIT 10.4

                         DIRECTOR* COMPENSATION SUMMARY

MEETING FEES

      Directors of Mountain National Bancshares, Inc. (the "Company") are paid $525 for each Board meeting attended. The Chairman of the Board receives a fee of $1,100 for each Board meeting attended.

      Directors are reimbursed for their expenses incurred in connection with their activities as the Company's directors.

COMMITTEE MEETING FEES

      Each director receives $175 for each Executive Loan Committee meeting attended and $125 for each other Board committee meeting attended.

EQUITY COMPENSATION

      Each director is eligible to participate in the Company's Stock Option
Plan.

      The foregoing information is summary in nature. Additional information regarding director compensation will be provided in the Company's proxy statement to be filed in connection with the 2006 annual meeting of the Company's shareholders.

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* Includes directors that are also employees of the Company.

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                  NAMED EXECUTIVE OFFICER COMPENSATION SUMMARY

      The following table sets forth the current base salary paid to Dwight Grizzell, the Company's President and Chief Executive Officer and Grace D. McKinzie, the Company's Executive Vice President-Chief Lending Officer, and the only other executive officer of the Company or Mountain National Bank (the "Bank") was paid $100,000 or more in salary, bonus and directors' fees during the year ended December 31, 2005.

EXECUTIVE OFFICER                              CURRENT SALARY             2005 CASH BONUS
-----------------                              --------------             ---------------
Dwight B. Grizzell, President                  $      167,012             $         9,726

Grace D. McKinzie                              $      102,459             $         4,726

      In addition to their base salary, Mr. Grizzell and Ms. McKinzie are also eligible to:

      -     Participate in the Company's cash bonus plan;

      - Participate in the Company's equity incentive programs, which currently involves the award of stock options pursuant to the Company's Stock Option Plan; and

      - Participate in the Company's broad-based benefit programs generally available to its employees, including health, disability and life insurance programs and the Company's 401(k) Plan.

      The foregoing information is summary in nature. Additional information regarding the named executive officer compensation will be provided in the Company's proxy statement to be filed in connection with the 2006 annual meeting of the Company's shareholders.